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                                                                      EXHIBIT 11




                             The Leap Group, Inc.



             STATEMENT REGARDING COMPUTATION OF PER-SHARE EARNINGS


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                                      Twelve Months Ended January 31,     Three Months Ended January 31,
                                      -------------------------------     ------------------------------
                                          1998                1997            1998             1997
                                          ----                ----            ----             ----
Net income (loss)                      ($5,610,832)       $ 1,305,931     $   133,983        $   613,454
Weighted average number of common
  shares outstanding during period      13,615,295         10,933,333      13,615,295         13,600,000

Net shares issuable upon exercise of
  dilutive outstanding stock options             -            192,829               -            172,800
                                        ----------        -----------     -----------        -----------
Shares used in Diluted per share
  calculation                           13,615,295         11,126,162      13,615,295         13,772,800

Basic earnings per common share              ($.41)              $.12            $.01              $0.05

Diluted earnings per common share            ($.41)              $.12            $.01              $0.05

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